Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, 333-64060, and
333-130013) on Form S-8 of Technitrol, Inc. of our reports dated March 7, 2006, with respect to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 30, 2005 and December 31, 2004, and the related consolidated statements of operations, cash flows, and changes in shareholders' equity for each of the years in the three-year period ended December 30, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 30, 2005 and the effectiveness of internal control over financial reporting as of December 30, 2005, which reports appear in the December 30, 2005 annual report on Form 10-K of Technitrol, Inc. Our report refers to the Company's adoption of Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005.


/s/KPMG LLP


Philadelphia, Pennsylvania
March 7, 2006